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                                                                  Exhibit 99



Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                 OHIO CASUALTY CORPORATION ANNOUNCES CLOSING OF
                 $201,250,000 CONVERTIBLE NOTE PRIVATE OFFERING


FAIRFIELD, Ohio, - March 19, 2002 - Ohio Casualty Corporation (NASDAQ: OCAS) announced today that it has closed the sale of $201,250,000 aggregate principal amount of 5.0% convertible notes due March 19, 2022. The sale included the exercise of an over-allotment option granted to the initial purchasers. The notes will be convertible at the option of the holders into shares of Ohio Casualty Corporation common stock at a conversion price of $22.62 (which represents a conversion premium of 27% over the last reported bid price on the Nasdaq National Market on March 13, 2002). The net proceeds from the note offering have been used for repayment of bank debt.

The notes have been privately offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons under Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state.